Exhibit 4.2

CENTENE CORPORATION

as Issuer

$1,800,000,000

2.450% Senior Notes due 2028

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

______________________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 1, 2021

TO THE INDENTURE

Dated as of October 7, 2020

TABLE OF CONTENTS

Page

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE AND DEFINITIONS

Section 1.01. Application of this Supplemental Indenture.	1
Section 1.02. Definition of Terms; Interpretation	2
Section 1.03. Additional Definitions.	2
Section 1.04. Other Definitions.	13

ARTICLE 2

THE NOTES

Section 2.01. Form Generally.	13
Section 2.02. Terms of Securities.	14
Section 2.03. Issuance of Additional Notes.	16

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Optional Redemption.	16
Section 3.02. Mandatory Redemption.	17
Section 3.03. Change of Control Offer.	17

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.01. SEC Reports.	20
Section 4.02. Taxes.	21
Section 4.03. Stay, Extension and Usury Laws.	21
Section 4.04. Liens.	21
Section 4.05. Designation of Restricted and Unrestricted Subsidiaries.	22
Section 4.06. Repurchase at the Option of Holders Upon a Change of Control.	22

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01. Events of Default.	23
Section 5.02. Acceleration.	25

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ARTICLE 6

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 6.01. Covenant Defeasance.	25

ARTICLE 7

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01. Without Consent of Holders of Notes.	26
Section 7.02. With Consent of Holders of Notes.	27

ARTICLE 8

MISCELLANEOUS

Section 8.01. Ratification of Base Indenture; No Adverse Interpretation of Other Agreements.	28
Section 8.02. Trust Indenture Act Controls.	28
Section 8.03. Governing Law.	29
Section 8.04. Successors.	29
Section 8.05. Severability.	29
Section 8.06. Counterpart Originals; Electronic Signatures.	29
Section 8.07. Table of Contents, Headings, etc.	29
Section 8.08. Waiver of Jury Trial.	29
Section 8.09. Submission to Jurisdiction.	30
Section 8.10. FATCA Withholding.	30

APPENDIX AND EXHIBITS

EXHIBIT A Form of Note	Exhibit A

NOTE: This Table of Contents shall not, for any purpose, be deemed to be a part of this Supplemental Indenture.

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THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 1, 2021, is by and between Centene Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee.

WHEREAS, the Company has executed and delivered to the Trustee an indenture, dated as of October 7, 2020 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) providing for the issuance from time to time of one or more Series of the Company’s debentures, notes or other debt instruments.

WHEREAS, Section 9.01 of the Base Indenture provides for the Company and the Trustee to supplement the Base Indenture without the consent of any Holder to provide for the issuance of and establish the form and terms and conditions of debentures, notes or other debt instruments of any Series as permitted by the Base Indenture.

WHEREAS, pursuant to Section 2.02 of the Base Indenture, Centene wishes to provide for the issuance of 2.450% Senior Notes due 2028 (the “Notes”), the form, terms and conditions thereof to be set forth as provided in this Supplemental Indenture.

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE AND DEFINITIONS

Section 1.01.  Application of this Supplemental Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions (including the definitions set forth in Sections 1.03 and 1.04) of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes (and only with respect to the Notes). For the avoidance of doubt, notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture and any amendments or modifications to the terms of the Base Indenture made herein are expressly and solely for the benefit of the Holders of the Notes (and not for the benefit of any other Series of Notes (as defined in the Base Indenture)). Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

Section 1.02.  Definition of Terms; Interpretation

Unless the context otherwise requires:

(a)          capitalized terms used but not otherwise defined herein have the meanings set forth in the Base Indenture; and

(b)          the provisions of general application in Sections 1.03 and 1.04 of the Base Indenture shall apply herein as if set forth herein.

Section 1.03.  Additional Definitions.

For purposes of this Supplemental Indenture and the Notes, the following terms shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person:

(1)          Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning assigned to such term in Section 2.03 of this Supplemental Indenture.

“Base Indenture” has the meaning assigned to such term in the preamble to this Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” (as those terms are used in Section 13(d)(3) and Section 14(d) of the Exchange Act, respectively), such “person” or “group,” as the case may be, will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“BMOH Loan” means a certain construction loan, as amended, restated, replaced, supplemented or otherwise modified from time to time, in the original principal amount of $200,000,000, by and among BMO Harris Bank N.A., as administrative agent, lenders party thereto and Centene Forsyth Subsidiary.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, St. Louis, Missouri or in the jurisdiction of the place of any payment are permitted or required by law to close.

“Cash Equivalents” means:

(1)          Dollars;

(2)          securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)          certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $250.0 million;

(4)          repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (5) and (6) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;

(5)          commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s or at least F-1 by Fitch, and in each case maturing within one year after the date of acquisition;

(6)          readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency) with maturities of one year or less from the date of acquisition; and

(7)          money market or mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)          the consummation of a transaction giving rise to the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act, respectively);

(2)          the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)          the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35.0% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)          the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the above in this definition, the following shall not constitute a Change of Control: a transaction or series of transactions in which (x) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) the direct or indirect Beneficial Owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the Beneficial Owners of the Voting Stock of the Company immediately prior to such transaction or transactions.

“Consolidated Total Assets” means, as of the date of any determination thereof, the total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” means the price that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by an officer of Centene.

“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States of America or any State thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

“Indenture” has the meaning assigned to such term in the preamble to this Supplemental Indenture.

“Indirect Obligation” means, with respect to any Person, each obligation and liability of such Person, and all such obligations and liabilities of such Person, incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) Guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) Guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Indirect Obligation shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability Guaranteed or supported thereby.

“Initial Notes” means the first $1,800,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the Issue Date.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means July 1, 2021.

“Limited Originator Recourse” means a reimbursement obligation of the Company in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that the Company’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10.0% of the aggregate principal amount of such Indebtedness at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“NML Loan” means a certain loan in the original principal amount of $80,000,000 from The Northwestern Mutual Life Insurance Company to the Centene Plaza Subsidiary secured by various collateral, including but not limited to the interest of the Centene Plaza Subsidiary in the Centene Plaza Project.

“Non-Recourse Debt” means Indebtedness:

(1)  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Notes include the Initial Notes and Additional Notes, if any, unless the context otherwise requires.

“Permitted Liens” means:

(1)  Liens in favor of the Company or any of its Restricted Subsidiaries;

(2)  Liens on any property or assets of a Person existing at the time such Person is merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such merger, amalgamation or consolidation and not incurred in contemplation of such merger, amalgamation or consolidation and do not extend to any property or assets other than those of the Person merged, amalgamated or consolidated with or into the Company or the Restricted Subsidiary;

(3)  Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided, in each case, that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4)  Liens on any property or assets existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property or assets of the Company or the Restricted Subsidiary;

(5)  Liens to secure the performance of statutory Obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under Employee Retirement Income Security Act of 1974);

(6)  Liens existing on the Issue Date;

(7)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8)  [Reserved];

(9)  Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries, which transactions or obligations are incurred in the ordinary course of business for bona fide hedging purposes (and not for speculative purposes) of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(10)  Liens to secure Indebtedness (including Capital Lease Obligations) of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (x) $1,200.0 million and (y) 2.5% of Consolidated Total Assets at any time outstanding; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 270 days of such acquisition, construction or improvement;

(11)  Liens to secure Indebtedness of the Company’s Foreign Restricted Subsidiaries which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $1,500.0 million and (y) 3.25% of the Company’s Consolidated Total Assets; provided that any such Lien covers only the assets of such Foreign Restricted Subsidiaries;

(12)  Liens securing (a) Real Estate Indebtedness not to exceed in the aggregate at any one time outstanding the greater of (x) $2,400.0 million or (y) 5.0% of the Company’s Consolidated Total Assets or (b) Indebtedness in respect of secured or unsecured letters of credit incurred by the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $750.0 million;

(13)  Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;

(14)  Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;

(15)  other Liens incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with respect to Indebtedness in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed 20.0% of the Company’s Consolidated Total Assets at any one time outstanding;

(16)  [Reserved];

(17)  Liens securing Acquired Debt or other Indebtedness, which, in the case of other Indebtedness, is incurred reasonably contemporaneously to finance an acquisition, merger, consolidation or amalgamation; provided, however, that any such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), (a) acquired, or (b) of any Person acquired by or merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary of the Company, in each case in any transaction to which such Indebtedness relates;

(18)  Liens on earnest money deposits of cash or Cash Equivalents, escrow arrangements or similar arrangements made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the Indenture;

(19)  Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancings, refundings, restatements, exchanges, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (2), (4), (6), (10), (11), (12), (15), (17), (18), (24), (29) and (31) of this definition; provided, however, that (a) any such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property, including (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (2), (4), (6), (10), (11), (12), (15), (17), (18), (24), (29) and (31) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement;

(20)  Liens given to a public utility or any municipality, regulatory or governmental authority when required by such utility or authority in connection with the operations of that Person;

(21)  Liens securing Indebtedness in an aggregate principal amount not to exceed 1.50% of Consolidated Total Assets at any one time outstanding;

(22)  Liens relating to the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(23)  Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection;

(24)  Liens to secure Indebtedness of any Subsidiary that is not a Guarantor, permitted to be incurred by the Indenture, covering only the assets and properties of such Subsidiary;

(25)  Liens deemed to exist in connection with Investments in repurchase obligations permitted under clause (4) of the definition of “Cash Equivalents”;

(26)  Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure the premiums with respect thereto, and Liens, pledges or deposits in the ordinary course of business securing liabilities for premiums or reimbursements or indemnification obligations of (including obligations in respect of letters of credit or bank guaranty for the benefits of) insurance carriers;

(27)  Liens on trusts, cash, Cash Equivalents or Investments used to satisfy and discharge, defease, repurchase or redeem Indebtedness or similar obligations; provided, however, that such satisfaction and discharge, defeasance, repurchase or redemption is otherwise permitted by the Indenture;

(28)  Leases, licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the operation of the business of the Company or any of its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(29)  Liens securing the Notes and any Subsidiary Guarantees;

(30)  Liens securing judgments, orders or awards for the payment of money attachments (or appeal or other surety bonds relating to such judgments) not giving rise to an Event of Default; and

(31)  prior to the date on which an Investment is consummated, Liens arising from any escrow arrangement pursuant to which the proceeds of any equity issuance, debt issuance or Indebtedness or other funds (including any prefunded interest) used to finance all or a portion of such Investment are required to be held in escrow pending release to consummate such Investment.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred under any combination of categories (including in part under one such category and in part under any other such category), (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) the amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the Guarantee by the specified Person of any indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others Guaranteed by means of a Lien on any asset of the specified Person, the lesser of (x) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (y) the amount of the Indebtedness so secured.

“Prospectus Supplement” means the Prospectus Supplement dated June 24, 2021 related to the offer and sale of the Initial Notes.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which (a) the Company or such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Real Estate Indebtedness” means (a) any debt or obligations of the Company or any of its Subsidiaries in whole or in part secured by interests in real property, including, but not limited to, the NML Loan, the BMOH Loan and extensions, renewals and refinancings of such Indebtedness and (b) Indirect Obligations of the Company with respect to any debt or obligations of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary and extensions, renewals and refinancings of such Indebtedness of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary; provided that such Indebtedness of the Centene Plaza Subsidiary, the Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary (with respect to which the Company has Indirect Obligations) is used solely to finance the Centene Plaza Project, the Centene Forsyth Project or the Centene Plaza Phase II Project, as applicable.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary of the Company, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company:

(1)  that is designated a “Securitization Subsidiary” by the Board of Directors of the Company (or a duly authorized committee thereof);

(2)  that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3)  no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:

(a)  is Guaranteed by the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b)  is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(c)  subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4)  with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause such entity to achieve certain levels of operating results; and

(5)  with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statistical Release’’ means that statistical release designated ‘‘H.15’’ or any successor publication published daily by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, or, if such release (or any successor publication) is no longer published at the time of any calculation under the Indenture, then such other reasonably comparable index the Company designates.

“Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Treasury Rate” means, the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each of the five most recent days published in the most recent Statistical Release under the caption ‘‘Treasury constant maturities’’ for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes (assuming the notes mature on the Par Call Date) as of the Redemption Date. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. The Treasury Rate will be calculated on the third business day preceding the date the applicable notice of redemption is given. For the purpose of calculating the Treasury Rate, the most recent Statistical Release published prior to the date of calculation of the Treasury Rate shall be used.

“Trustee” means the Person named as the “trustee” in the Recitals of this Supplemental Indenture, and its successors and assigns, until a successor trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor trustee.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution of the Company, but only to the extent that such Subsidiary:

(1)  has no Indebtedness other than Non-Recourse Debt;

(2)  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

Section 1.04.  Other Definitions.

Term	Defined in Section
Acceleration Notice	5.02
Applicable Law	8.10
Change of Control Offer	4.06(a)
Change of Control Payment	4.06(a)
Change of Control Payment Date	3.03(d)
Company	Preamble
Covenant Defeasance	6.01
Event of Default	5.01
Notes	Recitals
Offer Amount	3.03(c)(2)
Offer Period	3.03(d)
Par Call Date	3.01(a)
Payment Default	5.01(g)(A)
Purchase Price	3.03(c)(2)

ARTICLE 2

THE NOTES

Section 2.01.  Form Generally.

The Notes shall be substantially in the form of Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations (including, for the avoidance of doubt, transfer restriction legends) as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Notes as evidenced by their execution of the Notes.

The certificated Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, provided that such method is permitted by the rules of any securities exchange on which such Notes may be listed, all as determined by the Officers executing such Notes as evidenced by their execution of such Notes.

Section 2.02.  Terms of Securities.

Pursuant to Section 2.02 of the Base Indenture, the following terms relating to the Notes are hereby established:

(a)          The Notes shall constitute a Series of Notes having the title “2.450% Senior Notes due 2028.”

(b)          The initial aggregate principal amount of the Notes is $1,800,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture, subject to the terms of the Base Indenture.

(c)          The entire outstanding principal of the Notes shall be payable as set forth in the Notes.

(d)          The rate at which the Notes shall bear interest and other terms relating to the payment of interest on the Notes shall be as set forth in the Notes.

(e)          The principal of and interest on the Notes shall be payable at the place and in the manner set forth in the Notes.

(f)          The provisions of Section 3.01 of this Supplemental Indenture shall be applicable to the Notes.

(g)          The provisions of Section 3.02, 3.03 and 4.06 of this Supplemental Indenture shall be applicable to the Notes.

(h)          Not applicable.

(i)          The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(j)          The Notes shall be issued at 100.00% of principal amount.

(k)          Not applicable.

(l)          Not applicable.

(m)         Not applicable.

(n)          The Notes shall be issuable as Registered Global Notes, and shall bear a legend substantially in the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A REGISTERED GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.”

(o)          Not applicable.

(p)          Not applicable.

(q)          The Trustee, Depositary, Paying Agent and Registrar with respect to the Notes shall be as set forth in the Indenture.

(r)          The Events of Default with respect to the Notes shall be as set forth in Section 5.01 of this Supplemental Indenture. The additional covenants contained in Article 4 of this Supplemental Indenture shall be applicable to the Notes.

(s)          Not applicable.

(t)          Not applicable.

(u)          The Notes shall be issued at a price of 100.00% of principal amount.

(v)          Not applicable.

(w)          Not applicable.

(x)          The Notes may be defeasible pursuant to Sections 8.02 and 8.03 of the Base Indenture, as amended by this Supplemental Indenture.

(y)          The CUSIP number assigned to the Notes is 15135B AY7. The ISIN assigned to the Notes is US15135BAY74.

(z)          The additional definitions contained in Sections 1.03 and 1.04 of this Supplemental Indenture shall be applicable to the Notes.

Section 2.03.  Issuance of Additional Notes.

The Company shall be entitled to issue additional notes under the Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price (any such additional notes, the “Additional Notes”).  The Initial Notes issued on the date hereof and any Additional Notes subsequently issued under the Indenture shall be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Initial Notes for federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP number and ISIN so they are distinguishable from the Initial Notes.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2)          the issue price, the issue date and the CUSIP number and/or ISIN of such Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01.  Optional Redemption.

(a)          Prior to May 15, 2028 (the “Par Call Date”), the Notes will be redeemable at any time or from time to time in whole or in part at the Company’s option at a Redemption Price equal to the greater of:

(1)          100% of the principal amount of the Notes being redeemed on that Redemption Date, and

(2)          the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to, but excluding, the applicable Redemption Date) that would be due if such Notes matured on the Par Call Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

(b)          On or after the Par Call Date, the Notes will be redeemable at any time in whole or from time to time in part at the Company’s option, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)          Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes shall be payable on such Interest Payment Dates to the Persons who were registered Holders of such Notes at the close of business on the applicable record dates.

(d)          Any redemption of the Notes may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

(e)          Other than as specifically provided in this Section 3.01, any redemption pursuant to this Section 3.01 shall be made in accordance with the provisions of Section 3.01 through 3.06 of the Base Indenture.

Section 3.02.  Mandatory Redemption.

Except as set forth in 4.06, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to, or offer to purchase, the Notes.

Section 3.03.  Change of Control Offer.

(a)          In the event that, pursuant to Section 4.06 hereof, the Company shall be required to commence a Change of Control Offer, it shall follow the procedures specified in this Section 3.03.

(b)          The Company shall cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States.

(c)          The Company shall commence the Change of Control Offer by sending by electronic transmission (for Global Notes) or first-class mail, with a copy to the Trustee, to each Holder of the Notes at such Holder’s address appearing in the Note Register, a notice the terms of which shall govern the Change of Control Offer stating:

(1)          that the Change of Control Offer is being made pursuant to this Section 3.03 and Section 4.06, that a Change of Control has occurred and the circumstances and relevant facts regarding the Change of Control;

(2)          the principal amount of Notes required to be purchased pursuant to Section 4.06 (the “Offer Amount”), the purchase price set forth in Section 4.06 (the “Purchase Price”), the Offer Period and the Change of Control Payment Date (each as defined below);

(3)          except as provided in clause (9), that all Notes validly tendered and not withdrawn shall be accepted for payment;

(4)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(5)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(6)          that Holders electing to have a Note purchased pursuant to a Change of Control Offer may elect to have Notes purchased equal to $2,000 or in integral multiples of $1,000 only;

(7)          that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice before the close of business on the third Business Day before the Change of Control Payment Date;

(8)          that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission, letter or electronic transmission setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(9)          [Reserved];

(10)          that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(11)          any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(d)          The Change of Control Offer shall remain open for a period of at least five (5) Business Days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control) after the termination of the Offer Period (the “Change of Control Payment Date”), the Company shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Change of Control Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e)          On or prior to the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)          accept for payment the Offer Amount of Notes or portions of Notes validly tendered and not withdrawn pursuant to the Change of Control Offer or, if less than the Offer Amount has been tendered, all Notes tendered;

(2)          deposit with the Paying Agent funds in an amount equal to the Purchase Price in respect of all Notes or portions of Notes validly tendered and not withdrawn; and

(3)          deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of such Notes being purchased by the Company and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.03.

(f)          The Paying Agent (or the Company, if acting as the Paying Agent) shall promptly (but not later than 60 days from the date of the Change of Control) send to each Holder of Notes validly tendered the Purchase Price deposited with the Paying Agent by the Company.  In the event that any portion of the Notes surrendered is not purchased by the Company, the Company shall promptly execute and issue a new Note in a principal amount equal to such unpurchased portion of the Note surrendered, and, upon receipt of a Company Order in accordance with Section 2.03 of the Base Indenture, the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to the unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g)          If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date.

(h)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with Section 4.06, this Section 3.03 or any other provisions of the Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.06, this Section 3.03 or such other provision by virtue of such compliance.

(i)          If Holders of not less than 90.0% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company (or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.06(b)) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party, as the case may be, shall have the right, upon at least 15 but not more than 60 days prior notice, given not more than 30 days following such initial purchase, to purchase all of the Notes that remain outstanding following such initial purchase at a price equal to the price offered to each other Holder in the applicable Change of Control Offer, plus accrued and unpaid interest, if any, to, but excluding, the date of such second purchase (subject to the rights of Holders of the Notes of record on the relevant record date to receive interest due on an Interest Payment Date falling prior to such second purchase date).

(j)          Other than as specifically provided in this Section 3.03, any purchase pursuant to this Section 3.03 shall be made in accordance with the provisions of Sections 3.01 through 3.06 of the Base Indenture.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.01.  SEC Reports.

(a)          Whether or not required, so long as the Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations and deliver to the Trustee within 15 days after the filing of the same would be required by the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company would be required to file with the SEC if subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding the Company will file with the SEC, to the extent permitted, and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in the SEC’s rules and regulations.  The Company will be deemed to have furnished such reports referred to in this section to the Trustee and the Holders of the Notes if the Company has filed such reports with the SEC via the EDGAR filing system or any successor system and such reports are publicly available.

(b)          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.02.  Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.03.  Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.04.  Liens.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or otherwise cause or suffer to exist or become effective any consensual Liens of any kind (other than Permitted Liens) against or upon any of their respective properties or assets, now owned or hereafter acquired, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, to secure any Indebtedness of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the Notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes with the same relative priority as such Indebtedness has with respect to the Notes.

(b)          Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.04(a) shall provide by its terms that such Lien should be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

(c)          With respect to any Lien securing Indebtedness that was permitted under this Section 4.04 to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 4.05.  Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of the Company may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default and if that designation otherwise is consistent with the definition of an Unrestricted Subsidiary.

(b)          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will only be permitted if no Default or Event of Default would be in existence following such designation.

(c)          Any Subsidiary of an Unrestricted Subsidiary shall also be deemed an Unrestricted Subsidiary.

Section 4.06.  Repurchase at the Option of Holders Upon a Change of Control.

(a)          Upon the occurrence of a Change of Control, the Company shall, within 30 days following the date upon which a Change of Control occurred, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.03.  Each Holder shall have the right to accept such offer and require the Company to repurchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Payment”), equal to 101.0% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the Change of Control Payment Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling prior to the Change of Control Payment Date).

(b)          The Company will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control if (i) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as provided in Section 3.03 of the Base Indenture, unless and until there is a Default in the payment of the Redemption Price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.  A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.01.  Events of Default.

Section 6.01 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.01.  Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a)          default for 30 consecutive days in the payment when due and payable of interest on the Notes;

(b)          default in the payment when due and payable of the principal of or premium, if any, on the Notes (upon maturity, redemption, required repurchase or otherwise);

(c)          failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01 of the Base Indenture;

(d)          failure by the Company or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described in Section 4.06 of the Supplemental Indenture;

(e)          failure by the Company for 120 days after notice to comply with the provisions described in Section 4.01 of the Supplemental Indenture;

(f)          failure by the Company or any of its Restricted Subsidiaries for 60 consecutive days after notice to the Company by the Trustee or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its other covenants or agreements in the Indenture or the Notes;

(g)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)          is caused by a failure to pay principal of such Indebtedness at its express maturity prior to the expiration of any applicable grace period (a “Payment Default”); or

(B)          results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $300.0 million or more;

(h)          failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $300.0 million, which judgments are not paid, discharged or stayed for a period of 90 days;

(i)          the Company or any Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(B)          consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(C)          consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors; or

(E)          admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; and

(j)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any of its Significant Subsidiaries or any group of its Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(B)          appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

(C)          orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 90 consecutive days.”

Section 5.02.  Acceleration.

Section 6.02 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.02.  Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(i) or (j)) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25.0% in aggregate principal amount of the outstanding Notes shall, or the Holders of at least 25.0% in aggregate principal amount of outstanding Notes may, declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding Notes, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section 6.01(i) or (j), the principal, premium, if any, and accrued and unpaid interest, if any, of all of the outstanding Notes shall become due and payable immediately without any further action or notice on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.”

ARTICLE 6

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 6.01.  Covenant Defeasance.

Section 8.03 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 8.03.  Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its Obligations under the covenants contained in Sections 4.04 and 4.06 of the Supplemental Indenture, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor, if any, shall be released from all of its Obligations under its Subsidiary Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above in this Section 8.03, the remainder of this Indenture and such Notes shall be unaffected thereby.  If the Company exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants contained in Section 4.06 of the Supplemental Indenture), clause (f) (with respect to the covenants contained in Section 4.04 of the Supplemental Indenture), and clauses (g), (h), (i) and (j) (but in the case of (i) and (j) of Section 6.01, with respect to Significant Subsidiaries only) of Section 6.01.”

ARTICLE 7

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01.  Without Consent of Holders of Notes.

Section 9.01 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 9.01.  Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder:

(1)          to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)          to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or any other transaction that complies with this Indenture;

(4)          to make any change that would provide any additional rights or benefits to the Holders of Notes or that the Company determines in good faith (as certified in an Officers’ Certificate) does not materially and adversely affect the legal rights under this Indenture of any such Holder;

(5)          to provide for the issuance of Additional Notes in accordance with this Indenture;

(6)          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7)          to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes;

(8)          to evidence and provide the acceptance of the appointment of a successor trustee under this Indenture;

(9)          to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders as additional security for the payment and performance of the Company’s or a Guarantor’s Obligations under this Indenture in any property or assets;

(10)          to comply with the rules of any applicable Depositary;

(11)          to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of any applicable supplemental indenture and/or Subsidiary Guarantee with respect to the Notes;

(12)          to conform the text of this Indenture, the Notes or the Subsidiary Guarantees, if any, to the corresponding provision of the “Description of the Notes” in the Prospectus Supplement or the “Description of Debt Securities” in the accompanying prospectus to the extent that such provision in the “Description of the Notes” or the “Description of Debt Securities” in the accompanying prospectus was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees, if any; or

(13)          to comply with Section 5.01.”

Section 7.02.  With Consent of Holders of Notes.

The first paragraph of Section 9.02 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).  Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)          reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2)          reduce the principal of or change the Stated Maturity of the Notes or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions and applicable definitions relating to Section 4.06 of the Supplemental Indenture);

(3)          reduce the rate of or change the time for payment of interest on the Notes;

(4)          waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5)          make any such Note payable in money other than that stated in such Note;

(6)          make any change in the provisions (including applicable definitions) of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than provisions relating to Section 4.06 of the Supplemental Indenture);

(7)          waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 4.06 of the Supplemental Indenture); or

(8)          make any change in the preceding amendment and waiver provisions.”

ARTICLE 8

MISCELLANEOUS

Section 8.01.  Ratification of Base Indenture; No Adverse Interpretation of Other Agreements.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 8.02.  Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control.

Section 8.03.  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.04.  Successors.

All covenants and agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors.  All covenants and agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 8.05.  Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.06.  Counterpart Originals; Electronic Signatures.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. Any such counterparts may be executed manually, electronically or by facsimile. This Supplemental Indenture, the Trustee’s certificate of authentication on the Notes, and any other document delivered in connection with this Supplemental Indenture or the issuance and delivery of the Notes may be signed by or on behalf of the Company and the Trustee by manual, PDF or other electronically imaged signature.

Section 8.07.  Table of Contents, Headings, etc.

The Table of Contents and Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 8.08.  Waiver of Jury Trial.

EACH OF THE ISSUER, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 8.09.  Submission to Jurisdiction.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Supplemental Indenture.  To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10.  FATCA Withholding.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, the Company, Trustee, Paying Agent, Holder or other institution is or has agreed to be subject to related to this Indenture and the Notes, the Company agrees (a) to provide to the Trustee and/or any other Paying Agent upon its request information in the Company’s possession about applicable parties and/or transactions (including any modification to the terms of such transactions) so that the Trustee or any other Paying Agent can determine whether it has tax related obligations under Applicable Law, and (b) that the Trustee and/or any other Paying Agent shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee or any other Paying Agent shall not have any liability to the Company for its withholding or deduction from payment under this Indenture to the extent necessary to comply with Applicable Law.

Section 8.11 Electronic Communications

"Electronic Means" shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed.

Issuer:
CENTENE CORPORATION

Dated: July 1, 2021	By:	/s/ Andrew L. Asher
		Name:	Andrew L. Asher
		Title:	Executive Vice President and Chief Financial Officer

Trustee:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Dated: July 1, 2021	By:	/s/ Lawrence M. Kusch
		Name:	Lawrence M. Kusch
		Title:	Vice President

EXHIBIT A

Form of Face of Note

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A REGISTERED GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

GLOBAL NOTE

2.450% SENIOR NOTES DUE 2028

CUSIP ________

ISIN _________

No. _______ $

CENTENE CORPORATION

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of ___________Dollars ($________) on July 15, 2028.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2022.

Record Dates: January 1 and July 1

Dated: _______________, 20__

A-2

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually, electronically or by facsimile by its duly authorized officer.

CENTENE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

A-4

This is one of the
Notes referred to in the
within-mentioned Supplemental Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

Dated __________, ___, 20__

A-5

(Back of Note)

2.450% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.          Interest.  Centene Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 2.450% per annum until maturity.  The Company shall pay interest semi-annually on January 15 and July 15 of each year, commencing January 15, 2022, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest shall accrue from the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from July 1, 2021.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1.0% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.          Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.          Paying Agent and Registrar.  Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.          Indenture.  The Company issued the Notes under the Third Supplemental Indenture, dated as of July 1, 2021 (the “Third Supplemental Indenture”), to the Indenture dated as of October 7, 2020 (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”), each between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.          Optional Redemption.

(a)          Prior to May 15, 2028 (the “Par Call Date”), the Notes will be redeemable at any time or from time to time in whole or in part at the Company’s option, upon notice as described in Section 3.03 of the Base Indenture, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed on that Redemption Date, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to, but excluding, the applicable Redemption Date) that would be due if such Notes matured on the Par Call Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

(b)          On or after the Par Call Date, the Notes will be redeemable at any time in whole or from time to time in part at the Company’s option, upon notice as described in Section 3.03 of the Base Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)          Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes shall be payable on such Interest Payment Dates to the persons who were registered Holders of such Notes at the close of business on the applicable record dates.

6.          Mandatory Redemption.

Except as set forth in Section 4.06 of the Third Supplemental Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.          Repurchase at Option of Holder Upon a Change of Control.

Upon the occurrence of a Change of Control, Section 3.03 and Section 4.06 of the Third Supplemental Indenture shall apply to the extent applicable.

8.          Notice of Redemption.

Notice of redemption shall be sent at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address (or electronically for Global Notes).  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9.          Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.  This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.          Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.          Amendment, Supplement and Waiver.  The Company and the Trustee may amend or supplement the Indenture or the Notes in accordance with Article 9 of the Base Indenture (as amended by Article 7 of the Third Supplemental Indenture).

12.          [Reserved].

13.          Trustee Dealings with the Company.  Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14.          No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any Obligations of the Company or of the Guarantors, if any, under this Note, the Indenture, any supplemental indenture, the Subsidiary Guarantees, if any, or for any claim based on, in respect of, or by reason of, such Obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.

15.          Authentication.  This Note shall not be valid until authenticated by manual, facsimile or electronic signature of the Trustee or an authenticating agent.

16.          Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.          CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.          Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPALS OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105
Attention: General Counsel

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or part of this Note purchased by the Company pursuant to Section 4.06 of the Third Supplemental Indenture, state the amount you elect to have purchased: $__________

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a definitive Note, or exchanges of a part of another Global Note or definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian